Exhibit 10.21.1#
AMENDMENT TO EMPLOYMENT AGREEMENT
With
Robert Antokol
THIS AMENDMENT is entered into as of December 12, 2022 between Robert Antokol (I.D. No. 014552855) an individual residing at 12 Nachal Tsin St., Hod Hasharon, Israel (the “Employee”), and Playtika Ltd. registration number 514434133, whose principal place of business is located at 8 Hachoshlim St., Herzliya, Israel (the “Company” and the “Amendment” respectively).
WHEREAS,    the Employee is employed by the Company according to terms and understandings agreed upon between the parties in an Employment Agreement dated December 20, 2011 as amended from time to time (the “Employment Agreement”); and

WHEREAS,     in recognition of the challenges the Company is facing, the Employee has asked the Company to temporarily reduce his monthly gross salary; and,
WHEREAS,    the parties agreed to amend and update the Employment Agreement as detailed hereinafter;
The parties therefore declare and stipulate as follows:
1.General
1.1.The introduction of this Amendment shall form an integral part thereof, and shall be considered to be the same as the remaining provisions of the Amendment.
1.2.Unless explicitly stated otherwise in this Amendment, all expressions in the Amendment shall be interpreted in accordance with their meaning in the Employment Agreement.
1.3.In any case of contradiction between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail.
1.4.Unless explicitly stated otherwise, and subject to the required changes and adjustments, all provisions of the Employment Agreement, not explicitly altered in this Amendment shall remain in full force and effect.
1.5.This Amendment shall be considered a "notice of changes to terms of employment" according to the Notice to Employee and Job Candidate Law (Terms of Employment and Candidate Screening and Selection) Law, 2002.
1.6.This Amendment shall be effective as of January 1, 2023 (the “Commencement Date”).

Exhibit 10.21.1#
2.Compensation
2.1.From the Commencement Date and until December 31, 2024 (the “Reduction Period”), the Company shall pay Employee a monthly gross salary in an amount equal to the minimum wage per month in accordance with the Minimum Wage Law, 5747-1987, as it will be from time to time (the “Reduced Salary”).
2.2.During the Reduction Period, all payments and rights derived from the Salary as defined in the Employment Agreement, will be derived from the Reduced Salary. This includes, without derogating from the generality of the above said, all social and fringe benefits due to the Employee according to the Employment Agreement or any law.
2.3.The Reduced Salary detailed above, shall have prospective applicability only, from the Commencement Date on, and during the Reduction Period. It is hereby clarified that all sums and benefits due to the Employee in respect of the period of employment prior to the Commencement Date shall be in accordance and subject to the original terms of the Employment Agreement, even if paid after the Commencement Date. All sums and benefits due to the Employee in respect of the period of employment beginning on the Commencement Date and during the Reduction Period shall be in accordance with this Amendment.
2.4.At the end of the Reduction Period, the Employee's monthly salary will return to be the Salary as defined in the Employment Agreement or as agreed in the future between the parties.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first appearing above.

/s/ Robert Antokol	/s/ Ariel Sandler
Robert Antokol	Playtika Ltd.